Exhibit 23.3

Brian F. Faulkner
A Professional Law Corporation
27127 Calle Arroyo, Suite 1923
San Juan Capistrano, California 92675
(949) 240-1361

April 7, 2011

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Wildcap Energy Inc. - Form S-1

Dear Sir/Madame:

I have acted as a counsel to Wildcap Energy Inc., a Nevada corporation (“Company”), in connection with its registration statement on Form S-1 (“Registration Statement”) relating to the registration of 680,000 shares of common stock (“Shares”), $0.001 par value per Share, by  selling stockholders of the Company.  I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Sincerely,

/s/  Brian F. Faulkner
Brian F. Faulkner